September 18, 2000




Blue Valley Ban Corp
11935 Riley
Overland Park, Kansas  66225-6128

Ladies and Gentlemen:

        We have acted as counsel to Blue Valley Ban Corp, a Kansas corporation (the "Company"), in connection with the proposed offerings of up to 38,500 shares of common stock of the Company, $1.00 par value per share (the "Common Stock"), pursuant to the Company's 1994 Stock Option Plan and up to 330,000 shares of Common Stock pursuant to the Company's 1998 Equity Incentive Plan (together, the "Plans").

        In connection with the foregoing, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion. Based upon and subject to the foregoing, we are of the opinion that when such shares of Common Stock have been issued and sold by the Company in accordance with the terms of the Plans and related award agreements, such shares will constitute legally issued, fully paid and non-assessable shares of the Company.

        We consent to the filing of this opinion as an exhibit to the registration statement pursuant to which such shares will be sold and to the reference to us in such registration statement.

                                        Very truly yours,


                                        /s/ Blackwell Sanders Peper Martin LLP